Securities and Exchange Commission
  Judiciary Plaza
  450 Fifth Street
  Washington D.C. 20549


 We were previously the independent accountants
  for the Masters' Select Equity Fund and Masters'
  Select International Fund.   We have read their
  notification of change in independent accountants made in Item 77K of Form N-SAR. We agree with the statements in the filing.


  McGladrey & Pullen, LLP
  New York, New York
  Feburary 21, 2000